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                                                                     Exhibit 4.7

                SEVENTH AMENDMENT TO FOURTH AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT

         THIS SEVENTH AMENDMENT TO FOURTH AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this "Agreement") is made and entered into as of the 30th day of October, 1998, by and between USA TRUCK, INC., a Delaware corporation (the "Borrower"), and FIRST AMERICAN NATIONAL BANK, operating as DEPOSIT GUARANTY NATIONAL BANK, a national banking association (the "Lender").

         WHEREAS, pursuant to that certain Fourth Amended and Restated Revolving Credit Agreement, dated December 30, 1992, as amended July 21, 1993, December 12, 1993, December 22, 1994, and December 28, 1995, December 30, 1996, and
December 30, 1997(as further amended, modified and supplemented from time to time, the "Credit Agreement"), between Borrower and Lender, Borrower and Lender entered into certain agreements regarding certain indebtedness and obligations of Borrower to Lender;

         WHEREAS, Borrower has requested, and Lender has agreed to make, certain amendments to the Credit Agreement in accordance with the terms hereof, and

         WHEREAS, Borrower and Lender desire to amend the Credit Agreement in accordance with the terms hereof;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree as follows:

         1. Defined Terms. All capitalized terms used and not otherwise defined (including, without limitation, in the language amendatory to the Credit Agreement contained herein) shall have the respective meanings given such terms in the Credit Agreement.

         2. Amendments to Section 1 of the Credit Agreement.

               A. The second paragraph of subsection 1(i) of the Credit Agreement is hereby amended, in its entirety, to read as follows:

                         "The Revolving Note shall (a) be dated the date of the
                    Seventh Amendment to this Credit Agreement, (b) be payable to the order of Lender, (c) be in the stated principal amount equal to the Revolving Loan Commitment, (d) be payable on the Revolving Loan Commitment Termination Date,
                    (e) bear interest with respect to the principal amount from time to time outstanding at the rate per annum specified in subsection 1(iii) hereof, and (f) be substantially in the form of Exhibit "A" hereto, with blanks completed in conformity herewith."

               B. The Credit Agreement is hereby amended by deleting in its entirety subsection 1(iii) of the Credit Agreement and by substituting in place and instead thereof the following:

                         "(iii) Interest. Borrower shall pay interest on the
                    aggregate unpaid balance of all Loans (whether evidenced by the Revolving Note or the Term Note) at the applicable rates of interest provided herein, the selection of the applicable rate or rates of interest to be at Borrower's sole option, subject to the terms and conditions of this Agreement. The interest rate applicable to each Loan shall be the applicable interest rate in effect on the date such Loan is made (or, from and after the Conversion Date, on the date the applicable interest rate is selected or applied thereto) and there shall be no adjustment or modification of such interest rate during the Interest Period for such Loan. All interest charged hereunder upon the Eurodollar Loans shall be due and payable on the last Business Day of each Interest Period to which such rate applies, and at maturity of the Revolving Note or Term Note, however such maturity shall occur. All interest charged



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                    hereunder upon the Domestic Loans shall be payable in
                    arrears and due on the first Business Day of each month, and at maturity such maturity shall occur. All interest charged hereunder upon Fixed Rate Loans shall be payable in arrears and due on the first Business Day of each month, on the Fixed Rate Loan Maturity Date and at maturity of the Revolving Note or Term Note, however such maturity shall occur. The unpaid principal amount of each Loan (whether evidenced by the Revolving Note or Term Note) shall bear interest, calculated on the basis of a 360-day year and the actual number of days outstanding to but not annum which is equal to the applicable Domestic Rate, Eurodollar Rate or Fixed Rate in effect hereunder from time to time. If any Loan shall not be paid when due, the unpaid principal amount thereof shall bear interest at a rate per annum equal to the interest rate determined in accordance with the provisions of this subsection 1(iii) plus an additional two percent (2%) (the "Default Rate"). Borrower and Lender acknowledge that the Applicable Eurodollar Margin as of the date hereof is .60%."

               C. Subsection 1(ix) of the Credit Agreement is hereby amended, in its entirety, to read as follows:

                         (ix) Revolving Loan Commitment Termination Date. As
                    used in the Agreement, the term "Revolving Loan Commitment Termination Date" shall mean the earlier of April 30, 2001 or such date as the Revolving Loan Commitment is terminated pursuant to subsection 1(v) hereof."

               D. Subsection 1(xii) of the Credit Agreement is hereby amended by deleting in its entirety the third sentence thereof and by substituting in place and instead thereof the following:

                    "Borrower agrees to pay the Lender a non-refundable letter of credit fee for the period of time that each Letter of Credit shall be n effect at the rate per annum, calculated on the basis of a 360-day year and the actual number of days elapsed, and on the maximum stated amount thereof outstanding (as the same may be reduced from time to time), which is equal to (a) if the Funded Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is greater than or equal to 1.50 to 1, 1.00%; and
                    (b) if the Funded Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is less than or equal to 1.50 to 1, .50%. Borrower and Lender acknowledge that the applicable letter of credit fee hereunder as of the date hereof is .50%."

         3. Amendments to Section 3 of the Credit Agreement.

               A. The Credit Agreement is hereby amended to add the following subsection 3E:

                    "3E. Year 2000 Compliance. Have (i) begun analyzing the
               operations of Borrower that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform accurately date-sensitive functions prior to and after December 31, 1999); and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is schedule in all material respects. The Borrower reasonably believes that it will become Year 2000 compliant for its operations on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of Borrower. The Borrower reasonably believes any suppliers and vendors that are material to the operations of the Borrower will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition or operations of the Borrower. The Borrower will promptly notify the Lender in the event the Borrower determines that any computer application which is material to the operations of the Borrower or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower."



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         4. Amendments to Section of the Credit Agreement.

               A. The defined term "Eurodollar Rate" is hereby amended, in its entirety, to read as follows:

                         "`Eurodollar Rate' shall mean an interest rate equal to
                    the sum of (i) the Applicable Eurodollar Margin, plus (ii) a rate per annum determined pursuant to the following:

                               London Interbank Rate
                            ---------------------------
                        100% Minus Eurodollar Reserve Percentage"

               B. The defined term "Revolving Loan Commitment" is hereby amended, in its entirety, to read as follows:

                         "`Revolving Loan Commitment' means $20,000,000 at all
                    times during the term of this Agreement."

               C. The defined term "Revolving Loan Commitment Termination Date" is hereby amended, by substituting the date "April 30, 2001" in the place and stead of the date "April 30, 2000".

               D. The defined term "Eurodollar Rate" is hereby amended, in its entirety, to read as follows:

                         "'Applicable Eurodollar Margin' means (a) if the Funded
                    Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is greater than 2.10 to 1, 1.20%; (b) if the Funded Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is less than or equal to 2.10 to 1, but greater than 1.50 to 1, 1.00%; (c) if the Funded Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is less than or equal to 1.50 to 1, but greater than .90 to 1, .80%; and (d) if the Funded Debt to Cash Flow Ratio as of the last day of the immediately preceding fiscal quarter is less than or equal to .90 to 1, .60%."

               E. The defined term "Funded Debt" is hereby added to read as follows:

                         "'Funded Debt' shall mean, as of any date, the sum of
                    the following (without duplication): (a) Debt of the Borrower and its Subsidiaries as of such date, other than accrued expenses, trade accounts payable, deferred income taxes, deferred compensation, unearned revenue and obligations under any non-competition agreements, (b) Debt which would be classified as "funded indebtedness" or "long-term indebtedness" on a consolidated balance sheet of the Borrower and its Subsidiary prepared as of such date in accordance with GAAP, (c) all Debt, whether secured or unsecured, of the Borrower and its Subsidiaries, having a fixed maturity (or which is renewable or extendable at the option of the obligor for a specific period) of more than one year after the date of creation thereof, notwithstanding the fact that payments in respect thereof (whether installment, serial maturity or sinking fund payments, or otherwise) are required to be made by the obligor less than one year after the date of the creation thereof and notwithstanding the fact that any amount thereof is at the time included also in current liabilities of such obligor,
                    (d) all Debt of the Borrower and its Subsidiaries outstanding under revolving credit or similar agreements providing for borrowings (and renewals and extension thereof) over a period of more than one year, notwithstanding the fact that any such Debt is created within one year of the expiration of such agreement, (e) the present value (discounted at the implicit rate, if known, or ten percent (10%) per annum otherwise) of all obligations in respect of capitalized leases of the Borrower and its Subsidiaries, and (f) the aggregate undrawn amount of all outstanding Letters of Credit."



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               F.   The defined term "Cash Flow" is hereby added to read as
                    follows:

                         "'Cash Flow' shall mean the net profit which would be
                    included on the consolidated income statement of the Borrower and its Subsidiaries, plus income taxes, depreciation, amortization charges, minority interests, and interest expense, and minus equity and earnings (losses) of unconsolidated affiliates, all determined in accordance with GAAP."

               G. The defined term "Funded Debt to Cash Flow Ratio" is hereby added to read as follows:

                         "'Funded Debt to Cash Ratio' means the ratio which (a)
                    Funded Debt bear to (b) Cash Flow. For purposes of this Credit Agreement, Cash Flow shall be measured quarterly as the cumulative sum of the most recent four (4) fiscal quarters' Cash Flow."

         5. Representations and Warranties. In order to induce Lender to enter into this Seventh Amendment, the Borrower represents and warrants to Lender as follows:

               A. All the representations and warranties contained in Section 6 of the Credit Agreement, expect to the extent they specifically relate to an earlier date, are true and correct on and as of the date of this Agreement and on the date of execution of this Agreement, as fully as if made on each of such dates; and immediately on and after the execution of this Agreement, the Borrower shall be in compliance with all the terms and provisions set forth in the Credit Agreement, as amended by this Agreement, on its part to be observed or performed and no Event of Default specified in Section 5 of the Credit Agreement, as amended hereby, or any event that upon notice or lapse of time or both would constitute such an Event of Default, has occurred and is continuing.

               B. The execution, delivery and performance of this Agreement, The Revolving Note and the Security Agreement Sixth Amendment (i) have been duly authorized by all requisite corporate action, and (ii) will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or bylaws of the Borrower, or any indenture, agreement or other instrument to which the Borrower is a party or by which the borrower or any of its properties or assets are bound, or be in conflict with, or result in a breech of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower. Borrower shall deliver to Lender concurrently with the execution of this Agreement a Corporate Certificate substantially in the form of Exhibit "G" attached hereto.

               C. Except as is expressly modified and amended hereby, the Credit Agreement shall remain in full force and effect in accordance with its terms.

         IN WITNESS WHEREOF, the Borrower and Lender have caused this Agreement to be duly executed and delivered by their authorized representatives, as of the day and year first above written, but in each case actually on the date appearing beneath the signature of each party hereto.

                                             USA TRUCK, INC.
                                             By: /s/ JERRY D. ORLER
                                             Title: CFO & Sec.
                                             Execution Date: 11/3/98

                                             FIRST AMERICAN NATIONAL BANK,
                                             operating as
                                             DEPOSIT GUARANTY NATIONAL BANK
                                             By:  /s/ RONALD L. HENDRIX
                                             Title: Vice President
                                             Execution Date:  11/5/98




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